MetLife 1095 Avenue of the Americas 40th Floor New York, NY 10036 212 578-2211

Nancy H. Badeer

VP & Associate General Counsel

The Law Group

T: 212-578-6810     F: 212-251-1566

March 3, 2017

Board of Directors

First MetLife Investors Insurance Company (to be renamed “Brighthouse Insurance Company of NY,” subject to regulatory approvals)

200 Park Avenue

New York, NY 10166

Re:	Opinion of Counsel

Registration Statement on Form S-3 for

Brighthouse Shield Level Selector/SM/ 3-Year Annuity

Ladies and Gentlemen:

I am an Associate General Counsel to The Law Group and provide legal counsel to First MetLife Investors Insurance Company which is to be renamed (subject to regulatory approval) “Brighthouse Life Insurance Company of NY” effective March 6, 2017. This opinion is furnished in connection with the proposed offering of a certain individual single premium deferred index-linked separate account annuity contract (the “Contract”) to be issued by Brighthouse Life Insurance Company of NY (hereinafter referred to as the “Company,” assuming that the name change referenced to in the preceding sentence has received necessary regulatory approvals), which offering will be registered on a registration statement filed on Form S-3 on or about March 3, 2017 (the “Registration Statement”) under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of the Company and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. The Company is duly organized and existing under the laws of the State of New York and has been duly authorized to do business and to issue annuity contracts by State of New York and the New York Department of Financial Services.

2. The Contracts covered by the above Registration Statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectus (the “Prospectus”) included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the Contract and as referred to in the Prospectus.

I hereby consent to the use of this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Nancy H. Badeer
Nancy H. Badeer VP & Associate General Counsel